Exhibit 107.1
Calculation of Filing Fee Tables
Form
S-8
(Form Type)
Blackstone Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(2)	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Other	13,412,131	$155.62	$2,087,195,826.22	$ 153.10 per $1,000,000	$319,550

Total Offering Amounts					$2,087,195,826.22		319,550

Total Fee Offsets							—

Net Fee Due							$319,550

(1)
Covers common stock, par value $0.00001 per share, of Blackstone Inc. (“Common Stock”) under the Blackstone Inc. Amended and Restated 2007 Equity Incentive Plan (the “Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate amount of additional Common Stock that may be offered and issued under the Plan to prevent dilution resulting from stock splits, stock distributions or similar transactions.

(2)
Estimated solely for calculating the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low price per share of Common Stock as reported by The New York
Stock
Exchange on February 2
5
, 2025.